Exhibit 99.2

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is dated as of October 19, 2012 between LDK Solar Co., Ltd., an exempted company incorporated and validly existing with limited liability under the laws of the Cayman Islands (the “Company”), and Heng Rui Xin Energy Co., Ltd., a company incorporated and validly existing with limited liability under the laws of the People’s Republic of China (together with its successors and assigns, the “Purchaser”).

RECITALS

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, 25,307,497 Ordinary Shares of the Company (the “Shares”) upon the terms and conditions stated in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405.

“Agreement” shall have the meaning ascribed to such term in the preamble of this Agreement.

“American Depositary Shares” means the issued and outstanding American depositary shares of the Company, each representing one (1) Ordinary Share (as amended or modified from time to time), and any other class of securities into which such securities may hereafter be reclassified or changed.

“Annual Report” shall have the meaning ascribed to such term Section 3.1(f).

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day that is a federal legal holiday in the United States or any day on which banking institutions in the State of New York, the PRC or the Cayman Islands are authorized or required by law or other governmental action to close.

“CIETAC” shall have the meaning ascribed to such term Section 6.9.

“Closing” means the closing of the purchase and sale of the Shares pursuant to Section 2.1 with all of the Transaction Documents having been executed and delivered by the applicable parties thereto, and all conditions set forth in Articles II and V being satisfied or waived in accordance herewith, as the case may be.

“Closing Date” means the Trading Day on which the Closing takes place.

“Closing Purchase Price” means an amount equal to US$0.86 multiplied by the total number of Shares sold to the Purchaser hereunder, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations, conversions and other similar transactions of the Ordinary Shares that occur after the date of this Agreement and prior to the Closing Date.

“Commission” means the United States Securities and Exchange Commission.

“Company” shall have the meaning ascribed to such term in the preamble of this Agreement.

“Company Action” shall have the meaning ascribed to such term in Section 3.1(i).

“Company Required Approvals” shall have the meaning ascribed to such term in Section 3.1(d).

“Company Secretary” means Vistra (China) Professional Secretaries Limited, the company secretary of the Company, with a mailing address of Suite 1203-1205A, Westgate Mall, 1038 West Nanjing Road, Jing-an District, Shanghai, China ( 1038 1203-1205A), Attn: Susan Zheng, and a facsimile number of +86 21 6287 7739, and any successor company secretary of the Company.

“Competition Approvals” means all Consents of, with or to any Governmental or Regulatory Authority in relation to anti-competition laws, including the direct investment reports, business combination reports, merger control review and other filings, as applicable, with the PRC Ministry of Commerce.

“Consent” means any consent, approval, authorization, novation, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental or Regulatory Authority.

“Disclosure Schedules” shall have the meaning ascribed to such term in Section 3.1.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(g).

“Governmental or Regulatory Authority” means any national government, any state, provincial, local or other political subdivision thereof, any government authority, agency, department, board, commission or instrumentality of the United States or a foreign nation or jurisdiction, any State of the United States or any political subdivision of any thereof, any court, tribunal or arbitrator, any self-regulatory organization or any other instrumentality, including the Financial Industry Regulatory Authority, Inc. and the New York Stock Exchange, of any jurisdiction in which a Person conducts business or operations.

“Intellectual Property Rights” means all patents, patent applications, trademarks, trademark applications, trademark registrations, service marks, service mark applications, service mark registrations, service names, trade names, trade secrets, inventions, copyrights, copyright applications, inventions, domain names, URLs, licenses, software, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other intellectual property rights and similar rights that the Company or the Subsidiaries have, or have the right to use, as described in the SEC Reports or otherwise as necessary or material for use in connection with the Company’s or the Subsidiaries’ respective businesses.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Key Customer” shall have the meaning ascribed to such term in Section 3.1(t).

“Key Supplier” shall have the meaning ascribed to such term in Section 3.1(t).

“Knowledge of the Company,” “the Company’s Knowledge” and terms and phrases of similar import, whether or not capitalized, mean the actual knowledge after due inquiry possessed by the Chief Executive Officer, the Chief Financial Officer, the Senior Vice Presidents, Vice Presidents of the Company, and other executive officers principally responsible for the management of the Company.

“Law” means any federal, state, local statute, law (including common law), ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental or Regulatory Authority.

“Liens” means any mortgage, pledge, hypothecation, right of others, claim, charge, security interest, encumbrance, adverse claim or interest, easement, covenant, encroachment, servitude, lien, restrictions on transfer or other restrictions or limitations on rights or title of assets.

“Losses” means any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees that any Person may suffer or incur.

“Material Adverse Effect” means, in respect of a Person, any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in a material adverse change in or a material adverse effect on the ability of such Person to consummate the transactions contemplated by this Agreement and to timely perform its material obligations under this Agreement or any of the financial condition, results of operations, business or operations of such Person and its subsidiaries, taken as a whole, except in each case to the extent that any such Material Adverse Effect results from:

(a) changes in the trading price or trading volume of the American Depositary Shares (in the case of the Company);

(b) changes in the economy or the financial, securities or currency markets in the United States, the PRC, or elsewhere in the world (including changes in prevailing foreign exchange rates or interest rates);

(c) changes generally affecting companies in the industries in which such Person and its subsidiaries engage in business;

(d) any changes in generally accepted accounting principles;

(e) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law of or by any Governmental or Regulatory Authority, in each case having general applicability;

(f) any event or condition attributable to the public announcement or pendency of the transactions contemplated by this Agreement and the Transaction Documents, or resulting from compliance with the terms hereof or thereof; or

(g) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism.

“Ordinary Share Equivalents” means any securities of the Company or any Subsidiary that would entitle the holder thereof to acquire at any time Ordinary Shares, including any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.

“Ordinary Shares” means the ordinary shares of the Company, par value $0.10 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Organizational Documents” means, with respect to any Person (other than an individual), the memorandum and articles of association, constitution, certificate of incorporation, articles of incorporation, bylaws, articles of organization, partnership agreement, limited liability company agreement, trust deed, formation agreement, joint venture agreement or other similar organizational documents of such Person, as applicable (in each case, as amended through the date of this Agreement).

“Parties” means collectively the Company and the Purchaser. Each of the Parties will be referred to individually as a “Party.”

“Person” means an individual or corporation, company, firm, general or limited partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, Governmental or Regulatory Authority or other entity of any kind.

“PRC” means the People’s Republic of China.

“Proceeding” means an action, claim, suit, investigation or proceeding before a Governmental or Regulatory Authority, whether commenced or threatened in writing.

“Purchaser” shall have the meaning ascribed to such term in the preamble of this Agreement.

“Purchaser Nominees” shall have the meaning ascribed to such term in Section 4.9.

“Purchaser Required Approvals” shall have the meaning ascribed to such term in Section 3.2(d).

“Registration Statement” means a registration statement covering the resale by the Purchaser of the Shares.

“Regulation S” means Regulation S under the Securities Act.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.

“Rule 405” means Rule 405 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(g).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” shall have the meaning ascribed to such term in the preamble of this Agreement.

“Subsidiary” means any subsidiary of the Company as disclosed or contemplated in the SEC Reports, including, where applicable, any direct or indirect subsidiary of the Company formed or acquired after the date hereof and prior to the Closing Date.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares or the American Depositary Shares are listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, all exhibits and schedules hereto and thereto and any other documents or agreements executed and delivered in connection with the Closing.

1.2 Interpretation. Unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder as of the Closing, unless the context requires otherwise, and shall include all amendments of the same and any successor or replacement statutes and regulations. All references to agreements shall mean such agreement as may be amended or otherwise modified from time to time. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

ARTICLE II

PURCHASE AND SALE

2.1 Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to allot, issue and sell, and the Purchaser agrees to purchase, the Shares. The Purchaser shall pay to the Company via wire transfer of immediately available funds in United States dollars an amount equal to the Closing Purchase Price, the Company shall allot, issue and sell to the Purchaser the Shares, and the Company and the Purchaser shall deliver the other items set forth in Sections 2.2(a) and (b) deliverable at the Closing. Upon satisfaction or waiver of the covenants and conditions set forth in Articles II and V, the Closing shall occur at the offices of Orrick, Herrington and Sutcliffe LLP at 47/F Park Place 1601 Nanjing Road West, Shanghai People’s Republic of China or at such other location or remotely by facsimile transmission or other electronic means as the Parties shall mutually agree.

2.2 Deliveries.

(a) On or prior to the Closing Date, the Company shall deliver or cause to be delivered to the Purchaser the following:

(i) a Cayman legal opinion of Conyers Dill & Pearman (Cayman) Limited in a form reasonably agreed between the parties hereto;

(ii) a certificate evidencing the Shares registered in the name of the Purchaser and an updated Register of Members of the Company;

(iii) a certificate of the Secretary of the Company, dated as of the Closing Date, (a) certifying the resolutions adopted by the Board of Directors or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Shares, (b) attaching and certifying copies of the Company’s Organizational Documents, (c) certifying the valid existence of the Company under the laws of the Cayman Islands and that there are no Proceedings for the dissolution or liquidation of the Company or any of the Subsidiaries, and (d) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company;

(iv) the compliance certificate referred to in Section 5.1(i); and

(v) all other documents required to be entered into by the Company pursuant hereto to consummate the transactions contemplated by the Transaction Documents.

(b) On or prior to the Closing Date, the Purchaser shall deliver or cause to be delivered to the Company the following:

(i) the Closing Purchase Price by wire transfer of immediately available funds in United States dollars to the Company; and

(ii) all other documents required to be entered into by the Purchaser pursuant hereto to consummate the transactions contemplated by the Transaction Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth in the SEC Reports filed on or prior to the date such representations or warranties are made and the schedules delivered herewith (the “Disclosure Schedules”), which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby represents and warrants to the Purchaser, as of the date hereof and the Closing Date:

(a) Organization and Qualification. Each of the Company and the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own, lease and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective Organizational Documents. Each of the Company and the Subsidiaries is duly qualified, licensed or admitted to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect in respect of the Company, and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, and no further consent or action is required by the Company, the Board of Directors or the Company’s shareholders in connection therewith other than in connection with the Company Required Approvals. Each Transaction Document has been (or upon delivery will have been) duly authorized and executed by the Company and is, or when delivered in accordance with the terms hereof and thereof, will constitute, subject to the satisfaction of and obtaining the Company Required Approvals, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, (iii) insofar as indemnification and contribution provisions may be limited by applicable law, and (iv) as set out in the legal opinion delivered under Section 2.2(a)(i).

(c) No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents, the issuance and sale of the Shares and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s Organizational Documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary under or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the satisfaction and obtaining the Company Required Approvals, conflict with or result in a violation of any Law, injunction or other restriction of any Governmental or Regulatory Authority to which the Company or any Subsidiary is subject (including federal, state and foreign securities laws and regulations), or by which any property or asset of the Company or any Subsidiary is bound or affected.

(d) Filings, Consents and Approvals. The Company is not required to obtain any Consent, give any notice to or make any filing or registration with any Governmental or Regulatory Authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the notice and/or application(s) to each applicable Trading Market for the issuance and sale of the Shares and the listing of the Shares for trading thereon in the time and manner required thereby, (ii) such other filings as are required to be made under applicable state, federal and foreign securities laws, and (iii) other Consents, waivers, authorizations or orders, or notice to, or filings or registrations with other Persons as set forth on Schedule 3.1(d) (collectively, the “Company Required Approvals”).

(e) Issuance of the Shares. The Shares have been duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof) and free and clear of all Liens other than restrictions on transfer provided for in the Transaction Documents or the Organizational Documents or imposed by applicable securities laws, and shall not be subject to preemptive or similar rights. Assuming the accuracy of the representations and warranties of the Purchaser in this Agreement, the Shares will be issued in compliance with all applicable federal, state and foreign securities laws.

(f) Capitalization. The capitalization of the Company is as disclosed or contemplated in the SEC Reports. The Company has not issued any of its share capital since its most recently filed annual report on Form 20-F for the fiscal year ended December 31, 2011, as amended (the “Annual Report”), other than as disclosed or contemplated in the SEC Reports, pursuant to the exercise of employee share options under the Company’s share option plans, the issuance of Ordinary Shares or Ordinary Share Equivalents to employees pursuant to the Company’s employee share purchase plans and pursuant to the conversion and/or exercise of Ordinary Share Equivalents outstanding as of the Annual Report. No Person has any right of first refusal, preemptive right, right of participation or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as disclosed or contemplated in the SEC Reports or as a result of the purchase and sale of the Shares, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for or rights allowing any Person to subscribe for or acquire any Ordinary Shares or Ordinary Share Equivalents, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional Ordinary Shares or Ordinary Share Equivalents. Except as disclosed or contemplated in the SEC Reports, the issuance and sale of the Shares will not obligate the Company to issue Ordinary Shares, Ordinary Share Equivalents or other securities to any Person (other than the Purchaser) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding share capital of the Company is validly issued, fully paid and nonassessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof) and has been issued in compliance with all federal, state and foreign securities laws, and none of such outstanding share capital was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except for the Company Required Approvals, no further approval or authorization of any shareholder, the Board of Directors or others is required for the issuance and sale of the Shares. Except as disclosed or contemplated in the SEC Reports, there are no shareholders agreements, voting agreements or other similar agreements with respect to the Company’s share capital to which the Company is a party or, to the Knowledge of the Company, between or among any of the Company’s shareholders.

(g) SEC Reports; Financial Statements. The Company is a “foreign private issuer” within the meaning of Rule 405. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) under the Exchange Act, for the three years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto, documents incorporated by reference therein and any materials filed or furnished by the Company under the Exchange Act during such period, whether or not any such reports were required, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements as to form of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited financial statements, to normal year-end audit adjustments.

(h) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed or furnished prior to the date hereof: (i) there has been no event, occurrence or development that has had a Material Adverse Effect in respect of the Company, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) loans, trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or changed its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any of its share capital, and (v) the Company has not issued any equity securities to any officer, director or Affiliate of the Company, except pursuant to existing Company stock option plans and stock purchase plans.

(i) Litigation. Except as disclosed or contemplated in the SEC Reports, there is no action, suit, claim, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any Governmental or Regulatory Authority (collectively, a “Company Action”) that (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Shares, or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect in respect of the Company. Except as disclosed or contemplated in the SEC Reports, during the five (5) year period prior to the date hereof, neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Company Action involving a claim of violation of or liability under federal, state or foreign securities laws or a claim of breach of fiduciary duty. Except as disclosed or contemplated in the SEC Reports, during the five (5) year period prior to the date hereof, there has not been, and to the Knowledge of the Company, there is no pending or threatened investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(j) Compliance. Except as disclosed or contemplated in the SEC Reports, neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived) except that which would not have a Material Adverse Effect, (ii) is in violation in any material respect of any judgment, decree or order of any Governmental or Regulatory Authority, or (iii) is or has been in violation in any material respect of any statute, rule, ordinance or regulation of any Governmental or Regulatory Authority, including all foreign, federal, state and local laws applicable to its business, all such laws that affect the environment, all tax laws (including PRC customs and tariffs related laws) and all labor laws (including social insurance contribution requirements).

(k) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.1(k) that may be due in connection with the transactions contemplated by the Transaction Documents.

(l) Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Purchaser as contemplated hereby. The issuance and sale of the Shares hereunder do not contravene the rules and regulations of the Company’s principal Trading Market.

(m) Investment Company. The Company is not, and after giving effect to the transactions contemplated in this Agreement, will not be, an “investment company” as such term is defined in the Investment Company Act.

(n) Registration Rights. Except as provided in the Transaction Documents and as disclosed or contemplated in the SEC Reports, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company other than registrations that are currently effective.

(o) Listing and Maintenance Requirements. The American Depositary Shares and the Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to terminate, or that to the Company’s Knowledge is likely to have the effect of terminating, the registration of the American Depositary Shares or the Ordinary Shares under the Exchange Act, nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the twenty-four (24) months preceding the date hereof, received notice from any Trading Market on which the Ordinary Shares or American Depositary Shares are or have been listed or quoted to the effect that the Company is not in material compliance with the listing or maintenance requirements of such Trading Market. The Company is in compliance with all such listing and maintenance requirements except as disclosed or contemplated in the SEC Reports or as would not have or reasonably be expected to result in a Material Adverse Effect in respect of the Company.

(p) Application of Takeover Protections. There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Organizational Documents or the laws of its jurisdiction of formation that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including as a result of the Company’s issuance of the Shares and the Purchaser’s ownership of the Shares.

(q) No Integrated Offering. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor, to the Knowledge of the Company, any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of the Securities Act which would require the registration of any such securities under the Securities Act.

(r) No General Solicitation. Neither the Company nor, to the Knowledge of the Company, any Person acting on behalf of the Company has offered or sold any of the Shares by any form of general solicitation or general advertising. The Company has offered the Shares for sale only to the Purchaser.

(s) Company Products. Except as disclosed or contemplated in the SEC Reports, all products, systems, programs, services and Intellectual Property Rights that have been or are being developed, promoted, distributed, manufactured, rendered, sold and/or marketed by the Company or any of the Subsidiaries have been and are being developed, promoted, distributed, manufactured, rendered, sold and/or marketed in compliance and conformity in all material respects with all product specifications.

(t) Customers; Suppliers. Except as disclosed or contemplated in the SEC Reports, none of the Company’s customers accounting for more than ten percent (10%) of the Company’s net revenues, as referenced in the Annual Report (each, a “Key Customer”), has informed the Company that it intends to terminate its purchase agreement with the Company, and the Company has not informed any Key Customer that it intends to terminate its purchase agreement with such Key Customer since such Key Customer’s last purchase order with the Company. Except as disclosed or contemplated in the SEC Reports, none of the Company’s suppliers accounting for more than ten percent (10%) of the Company’s net revenues, as referenced in the Annual Report (each, a “Key Supplier”), has terminated, or informed the Company that it intends to terminate its supply agreement with the Company, and the Company has not informed any Key Supplier that it intends to terminate its supply agreement with such Key Supplier since the date of the Company’s last purchase order with such Key Supplier.

3.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein):

(a) Organization and Qualification. The Purchaser is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. The Purchaser is not in violation or default of any of the provisions of its Organizational Documents.

(b) Authorization; Enforcement. The Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser, and no further consent or action is required by the Purchaser, the board of directors of the Purchaser or the Purchaser’s shareholders in connection therewith other than in connection with the Purchaser Required Approvals. Each Transaction Document has been (or upon delivery will have been) duly authorized and executed by the Purchaser and is, or when delivered in accordance with the terms hereof and thereof, will constitute, subject to the satisfaction of and obtaining the Purchaser Required Approvals, the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts. The execution, delivery and performance by the Purchaser of the Transaction Documents, the receipt of the Shares and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Purchaser’s Organizational Documents in any material respect, or (ii) subject to the satisfaction and obtaining the Purchaser Required Approvals, conflict with or result in a violation of any Law, injunction or other restriction of any Governmental or Regulatory Authority to which the Purchaser is subject in any material respect (including federal, state and foreign securities laws and regulations);.

(d) Filings, Consents and Approvals. The Purchaser is not required to obtain any Consent, give any notice to or make any filing or registration with any Governmental or Regulatory Authority or other Person in connection with the execution, delivery and performance by the Purchaser of the Transaction Documents, other than: (i) the filings with the Commission pursuant to the Transaction Documents; (ii) the relevant Consents by the PRC Governmental or Regulatory Authority, including but not limited to (a) the approval by State-owned Assets Supervision and Administration Commission or its local subordinate with respect to the transactions contemplated by or referred to by the Transaction Documents, (b) the approval by National Development and Reform Commission or its local subordinate with respect to the transactions contemplated by or referred to by the Transaction Documents, (c) the approval by the Ministry of Commerce or its local subordinate with respect to the transactions contemplated by or referred to by the Transaction Documents, and (d) Consent by the State Administration of Foreign Exchange or its local subordinate with respect to application for payment of foreign exchange for overseas investment and acquisition contemplated by or referred to by the Transaction Documents; and (iii) the Competition Approvals, if applicable (collectively, the “Purchaser Required Approvals”).

(e) Brokers. No broker, finder, financial adviser, intermediary or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

(f) Investment Intent. The Purchaser understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons regarding the distribution or resale of such Shares (this representation and warranty not limiting the Purchaser’s right to sell the Shares pursuant to a Registration Statement or otherwise in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law. The Purchaser does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Shares (or any securities which are derivatives thereof) to or through any person or entity.

(g) Regulation S.

(i) The Purchaser is not organized under the laws of the United States and is not a “U.S. Person” as that term is defined in Rule 902(k) of Regulation S.

(ii) The Purchaser was not formed for the purpose of investing in Regulation S securities or for the purpose of investing in the Shares sold under this Agreement. The Purchaser is not registered as an issuer under the Securities Act and is not required to be registered with the Commission under the Investment Company Act of 1940, as amended. The Purchaser is entering into this Agreement and is participating in the offering of the Shares for its own account, and not on behalf of any U.S. Person as defined in Rule 902(k) of Regulation S.

(iii) The Company has not made an offer to enter into this Agreement to Purchaser in the United States other than as permitted in the case of an account managed by a professional fiduciary resident in the United States within the meaning of Section 902(k)(2) of Regulation S. At the times of the offer and execution of this Agreement and, to the knowledge of the Purchaser, at the time the offering originated, the Purchaser was located and resident outside the United States, other than as permitted in the case of an account managed by a professional fiduciary resident in the United States within the meaning of Section 902(k)(2) of Regulation S.

(iv) To the knowledge of the Purchaser, this Agreement and the transactions contemplated by it are not part of a plan or scheme to evade the registration provisions of the Securities Act.

(v) The Purchaser acknowledges that the Shares may be resold within the jurisdiction of the United States or to U.S. Persons as defined in Rule 902(k) of Regulation S by or for the account of the parties only (i) pursuant to a registration statement under the Securities Act, or (ii) if applicable, pursuant to an exemption from registration for sales by a person other than an issuer, underwriter, or dealer as those terms are used in Section 4(1) and related provisions of the Securities Act and regulations or pursuant to another exemption from registration. The Purchaser acknowledges that this Agreement and the Shares have not been registered under the Securities Act or qualified under state securities laws of the United States and that their transferability within the jurisdiction of the United States is restricted by the Securities Act as well as state laws.

(h) General Solicitation. The Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(i) Prior Ownership. The Purchaser does not currently, and will not immediately prior to the Closing, own any Ordinary Shares or American Depositary Receipts, including any other securities of the Company convertible into or exercisable for Ordinary Shares or American Depositary Receipts, unless expressly agreed to by the Company in compliance with applicable laws and regulations.

ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

4.1 Legends.

(a) The Purchaser agrees to the imprinting, so long as is required by this Section 4.1, of a legend on any of the certificates issued in respect of the Shares in the following form:

“THE SHARES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SHARES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(b) The Purchaser agrees with the Company that, subject to other provisions hereof, the Purchaser will only sell any Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Shares are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Shares as set forth in this Section 4.1 is predicated upon the Company’s reliance upon this understanding.

4.2 Integration. The Company shall not sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares to the Purchaser in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchaser.

4.3 Securities Laws Disclosure; Publicity. The Company and the Purchaser shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Company nor the Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Purchaser, or without the prior consent of the Purchaser, with respect to any press release of the Company.

4.4 Use of Proceeds. The Company shall use the net proceeds from the sale of the Shares hereunder for general corporate working capital purposes or such other purposes as may be approved by the Board of Directors after the Closing Date.

4.5 Indebtedness. During the period from the date hereof to the Closing Date, unless otherwise consented to by the Purchaser in writing, the Company shall use commercially reasonable efforts not to create, incur, assume or permit any Subsidiary to create, incur or assume any indebtedness for money borrowed over an aggregate principal amount of US$500 million.

4.6 Certain Damages. No Party shall seek or be entitled to receive, whether arising in contract, tort or otherwise, any punitive (except for punitive damages awarded to third parties), special or indirect damages, including multiples or earnings damages; cost of capital; or loss of business reputation or opportunity, relating to any misrepresentation or breach of any warranty or covenant set forth in this Agreement or otherwise with respect to any breach or alleged breach relating to or arising out of the transactions contemplated by this Agreement.

4.7 Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, each of the Company and the Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under any Law to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) preparing and filing as promptly as practicable with any Governmental or Regulatory Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining as promptly as practicable and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental or Regulatory Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, for avoidance of doubt, all Company Required Approvals and Purchaser Required Approvals.

(b) The Company (i) shall consult and cooperate with the Purchaser in connection with the preparation of any of the filings and other documents described in Section 4.7(a) prior to their filing, (ii) shall furnish to the Purchaser such necessary information and reasonable assistance as the Purchaser may request in connection with its preparation of any such filing or other document, (iii) shall keep the Purchaser apprised of the status of any correspondence, filings and other communications with, and any inquiries or requests for additional information from, any Governmental or Regulatory Authority concerning this Agreement and the transactions contemplated by this Agreement, and provide the Purchaser (or its outside counsel, as appropriate) with copies of the foregoing to the extent in writing, (iv) shall not independently participate in any meeting, or engage in any substantive conversation, with any Governmental or Regulatory Authority concerning this Agreement or the transactions contemplated hereby without giving the Purchaser prior notice of the meeting or conversation and, unless prohibited by any such Governmental or Regulatory Authority, the opportunity to attend or participate, and (v) shall consult and cooperate with the Purchaser in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the Purchaser in connection with the matters described in the foregoing.

(c) In furtherance and not in limitation of the foregoing, each of the Purchaser and the Company shall make appropriate filings with the applicable Governmental or Regulatory Authority in respect of the Competition Approvals, if applicable, with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to applicable Law and to use their commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods (if any) thereunder as soon as practicable.

4.8 Notifications. At all times prior to the Closing, the Company shall notify the Purchaser in writing of any condition or occurrence that would reasonably be expected to result in the failure of any of the conditions contained in Section 5.1 to be satisfied, promptly upon becoming aware of the same.

4.9 Initial Board Composition. Upon the execution and delivery by the Parties of this Agreement, the Board of Directors shall consist of eleven (11) members, with three (3) members to be designated by the Purchaser (the “Purchaser Nominees”), Wang Ceng and Wu Shi-an to be designated as independent directors in additions to the exiting members of the Board of Directors. The initial Purchaser Nominees are Liu Zhibin, Yao Hongjiang and Liu Xuezhi. Each Purchaser Nominee must be eligible to serve on a U.S.-company board of directors under applicable Law, Commission rules, the New York Stock Exchange Rules and the nomination criteria policies of the Corporate Governance and Nominating Committee of the Board of Directors in effect as of the date of this Agreement. Such five additional directors (including the two independent directors) shall be allocated as evenly as possible into the Company’s three-class staggered board structure.

4.10 Amendment to Corporate Governance and Nominating Committee Charter. Prior to the Closing Date, the Company shall make all amendments to its Corporate Governance and Nominating Committee Charter as may be necessary to allow one Purchaser Nominee director to serve on the Corporate Governance and Nominating Committee of the Board of Directors.

4.11 Compliance with Listing Rules. It is the express intention of the Parties that (i) the Shares, including any other securities of the Company convertible into or exercisable for Ordinary Shares, in any transaction or series of related transactions shall not have, upon issuance by the Company to the Purchaser, voting power equal to or in excess of 20% of the voting power outstanding (the aggregate number of votes that may be cast by holders of such securities outstanding that entitle the holders thereof to vote generally on all matters submitted to the Company’s security holders for a vote) before the issuance of such Shares or of securities convertible into or exercisable for Ordinary Shares; (ii) the number of Shares to be issued hereunder shall not be, upon issuance by the Company to the Purchaser, equal to or in excess of 20% of the number of Ordinary Shares actually issued and outstanding (excluding treasury shares, Ordinary Shares held by a subsidiary of the Company, any shares reserved for issuance upon conversion of securities or upon exercise of options or warrants) before the issuance of such Shares or of securities convertible into or exercisable for Ordinary Shares.

4.12 Lock-Up Arrangement. The Purchaser agrees with the Company that, without the prior written consent of the Company and except as expressly permitted hereunder, the Purchaser will not, and will procure that its Affiliates will not, directly or indirectly, offer, sell, pledge, purchase any option or contract to sell (including any short sale), grant any option, right or warrant to purchase or otherwise dispose of any Ordinary Shares or American Depositary Shares of the Company (including, without limitation, any beneficial interest thereof deemed to be owned by the Purchaser), or enter into any hedging transaction relating to Ordinary Shares or American Depositary Shares of the Company (including, without limitation, any beneficial interest thereof deemed to be owned by the Purchaser) during the 180-day period subsequent to the Closing Date.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions Precedent to the Obligations of the Purchaser to Purchase the Shares. The obligation of the Purchaser to acquire the Shares at the Closing is subject to the fulfillment to the Purchaser’s satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Purchaser:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date when made and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date.

(b) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any Governmental or Regulatory Authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(d) Required Approvals. The Company shall have obtained in a timely fashion all of the Company Required Approvals, all of which shall be and remain so long as necessary in full force and effect. The Purchaser shall have obtained the Purchaser Required Approvals, all of which shall be and remain so long as necessary in full force and effect.

(e) Adverse Changes. Since the date of execution of this Agreement, there shall not have occurred a Material Adverse Effect in respect of the Company.

(f) Indebtedness. Since the date of this Agreement, the Company shall not have created, incurred, assumed or permitted any Subsidiary to create, incur or assume any indebtedness for money borrowed, except as set forth on Schedule 4.5.

(g) No Suspensions of Trading. Neither the Ordinary Shares nor the American Depositary Shares shall have been suspended, as of the Closing Date, by the Commission or the Company’s principal Trading Market from trading on the Company’s principal Trading Market, nor shall suspension by the Commission or the Company’s principal Trading Market have been threatened, as of the Closing Date, either (i) in writing by the Commission or the Principal Trading Market, or (ii) by falling below the minimum listing maintenance requirements of the principal Trading Market.

(h) Company Deliverables. The Company shall have delivered the items set forth in Section 2.2(a).

(i) Compliance Certificate. The Company shall have delivered to the Purchaser a certificate, dated as of the Closing Date and signed by its President or its Chief Financial Officer, certifying to the fulfillment of the conditions specified in Sections 5.1(a) and (b).

(j) No Litigation. There shall not be any Proceeding seeking to prohibit the consummation of the transactions contemplated by this Agreement.

(k) Competition Approvals. The Purchaser shall have received notice that all Competition Approvals, if applicable, required in connection with the consummation of the transactions contemplated hereby have been obtained, and such Competition Approvals, if applicable, shall be and remain so long as necessary in full force and effect.

(l) Termination. This Agreement shall not have been terminated in accordance with Section 6.1.

(m) Amendment to Corporate Governance and Nominating Committee Charter. The Company shall have amended its Corporate Governance and Nominating Committee Charter in accordance with Section 4.10.

5.2 Conditions Precedent to the Obligations of the Company to Sell the Shares. The Company’s obligation to sell and issue the Shares at the Closing to the Purchaser is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) Representations and Warranties. The representations and warranties made by the Purchaser in Section 3.2 shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of the Closing Date as though made on and as of such date, except for representations and warranties that speak as of a specific date.

(b) Performance. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any Governmental or Regulatory Authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(d) Required Approvals. The Purchaser shall have obtained in a timely fashion the Purchaser Required Approvals, all of which shall be and remain so long as necessary in full force and effect.

(e) Compliance Certificate. The Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or its Chief Financial Officer, certifying to the fulfillment of the conditions specified in Sections 5.2(a) and (b).

(f) Purchaser Deliverables. The Purchaser shall have delivered the items set forth in with Section 2.2(b).

(g) No Litigation. There shall not be any Proceeding seeking to prohibit the consummation of the transactions contemplated by this Agreement.

(h) Competition Approvals. The Company shall have received notice that all Competition Approvals, if applicable, required in connection with the consummation of the transactions contemplated hereby have been obtained, and such Competition Approvals, if applicable, shall be and remain so long as necessary in full force and effect.

(i) Termination. This Agreement shall not have been terminated in accordance with Section 6.1.

ARTICLE VI

MISCELLANEOUS

6.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

(i) written agreement of the Company and the Purchaser,

(ii) either Party if (i) the other Party shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, (ii) such breach or misrepresentation is not cured within twenty (20) days after written notice (or such shorter period between the date of such notice and the Closing), and (iii) such breach or misrepresentation would cause any of the conditions set forth in Sections 5.1(a) and (b) (in the case of the Purchaser) or Sections 5.2(a) and (b) (in the case of the Company) not to be satisfied; or

(iii) either Party in the event that any Governmental or Regulatory Authority shall have issued an order or taken any other action restraining, enjoining or otherwise prohibiting, or altering, materially and adversely (to both the Purchaser and the Company), the material terms of the transactions contemplated by this Agreement, and such order shall have become final and nonappealable;

(iv) either Party by written notice to the other Party, if the Closing has not been consummated on or before 5:00 p.m. (Shanghai time) on January 22, 2013.

In the event of termination of this Agreement as provided herein, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of either Party except that nothing herein shall relieve either Party from liability for any breach of this Agreement that occurred before such termination and the terms of this Section 6.1 shall survive any such termination.

6.2 Remedies. In the event of a breach by the Company or by the Purchaser of any of their obligations under this Agreement, the Purchaser or the Company, as the case may be, in addition to being entitled to exercise all rights granted by Law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights, or injunctive relief and other equitable remedies under this Agreement. The Company and the Purchaser agree that monetary damages would not provide adequate compensation for any Losses incurred by reason of a breach by either Party of any of the provisions of this Agreement and hereby further agree, in the event of any action for specific performance, injunctive relief or other equitable remedies in respect of such breach, to waive and not assert the defense that a remedy at law would be adequate. Following the Closing, an action for breach of this Agreement shall be the sole and exclusive remedy for either Party, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the transactions contemplated hereby.

6.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the Parties acknowledge have been merged into such documents, exhibits and schedules.

6.4 Amendments and Waivers. The provisions of this Agreement may not be amended, modified, supplemented or waived unless the same shall be in writing and signed by the Company and the Purchaser.

6.5 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address specified in this Section 6.5 prior to 5:30 p.m. (Shanghai time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address specified in this Section 6.5 on a day that is not a Business Day or later than 5:30 p.m. (Shanghai time) on any Business Day, (c) the second (2nd) Business Day following the date of mailing, if sent by an international overnight courier service, or (d) upon actual receipt by the Party to whom such notice is required to be given. The addresses for such notices and communications shall be as follows:

If to the Company:

LDK Solar Co., Ltd.

Hi-Tech Industrial Park, Xinyu City, Jiangxi Province 338032

People’s Republic of China

Attention: Xiaofeng Peng

Facsimile no.: +86-790-6863067

E-mail address: ldkpeng@ldksolar.com

with a mandatory copy to (which copy shall not constitute notice):

Sidley Austin LLP

Level 39, Two Int’l Finance Centre, 8 Finance Street Central, Hong Kong

Attention: Huanting Timothy Li, Esq.

Facsimile no.: +852 2509 3110

E-mail address: htli@sidley.com

If to the Purchaser:

Heng Rui Xin Energy Co., Ltd.

Floor 2, Swimming Pool Building of the Sports Center, Xinyu City

Jiangxi Province 338000, People’s Republic of China

Attention: Jianye Gao

E-mail address: xytianma@yahoo.cn

with a mandatory copy to (which copy shall not constitute notice):

Orrick, Herrington and Sutcliffe LLP

47/F Park Place

1601 Nanjing Road West

Shanghai 200040

People’s Republic of China

Attention: Jeffrey Sun, Esq.

Facsimile no.: +86 21 6109 7022

E-mail address: jeffrey.sun@orrick.com; and

Orrick, Herrington and Sutcliffe LLP

405 Howard Street

San Francisco, CA 94105

United States of America

Attention: Richard V. Smith, Esq.

Facsimile no.: (415)773-5759

E-mail address: rsmith@orrick.com

The addresses, facsimile numbers and e-mail addresses specified in this Section 6.5 may be changed by a Party hereto by delivering notice to the Purchaser, in the case of a change by the Company, and to the Company, in the case of a change by the Purchaser, in each case in accordance with the terms hereof, which change will be effective on the later of the date set forth in such notice or ten (10) days after such notice is deemed given hereunder.

6.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the Purchaser. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither the Company nor the Purchaser may assign its rights or obligations under this Agreement without the prior written consent of the other Party, provided that the Purchaser may assign this Agreement to any (a) wholly-owned Affiliate of the Purchaser, or (b) Affiliate of the Purchaser that is majority owned by the Purchaser.

6.7 Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each Party and delivered to each other Party, it being understood that both Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature were the original thereof.

6.8 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents and the relationship of the Parties shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

6.9 Dispute Resolution. Any dispute, controversy or difference between the Parties arising out of, in connection with or relating to, this Agreement shall be resolved through arbitration. The arbitration shall be conducted in Shanghai under the auspices of Shanghai Sub-Commission of China International Economic and Trade Arbitration Commission (the “CIETAC”) in accordance with the arbitration rules of the CIETAC in effect at the time of the arbitration. There shall be three arbitrators. Each of the following: (i) the claimant to the dispute, or in the case of multiple claimants, all such claimants acting collectively, and (ii) the respondent to the Dispute, or in the case of more than one respondent, the respondents acting collectively, shall select one arbitrator. The party commencing the arbitration shall nominate his arbitrator at the time of filing the demand for arbitration. The respondent shall nominate his arbitrator within thirty (30) days after receiving the demand for arbitration. Such arbitrators shall be freely selected, and neither the claimant nor the respondent shall be limited in their selection to any prescribed list. The CIETAC shall select the third arbitrator. Each arbitrator shall be qualified to practice law in New York. If either party does not appoint an arbitrator who has consented to participate within the time set forth above, the relevant appointment shall be made by the CIETAC. The arbitration proceedings shall be conducted in Chinese. In making their award, the arbitrators shall have the authority to award attorney’s fees and other costs and expenses of the arbitration as they deem just and appropriate under the circumstances. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party may apply to a court of competent jurisdiction for enforcement of such award. The parties shall cooperate and use their respective reasonable best efforts to take all actions reasonably required to facilitate the prompt enforcement in the PRC or in any other jurisdiction of any arbitration award made by the tribunal. A party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

6.10 Cumulative Remedies. Subject to Section 6.2, the remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

6.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

6.12 Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States Dollars. All amounts owing under this Agreement are in United States Dollars. All amounts denominated in other currencies shall be converted into the United States Dollar equivalent amount in accordance with the applicable exchange rate in effect on the date of calculation.

6.13 Fees and Expenses. Except as otherwise provided in this Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

6.14 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to either Party, upon any breach, default or noncompliance by the other Party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

6.15 Further Assurances. At or after the Closing, and without further consideration, the Parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby, to evidence the fulfillment of the agreements herein contained and to give practical effect to the intention of the Parties under this Agreement.

6.16 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY:

LDK SOLAR CO., LTD

By:	/s/ Xiaofeng Peng
Name:	Xiaofeng Peng
Title:	Chairman and Chief Executive Officer

PURCHASER:

Heng Rui Xin Energy Co., Ltd

By:	/s/ Zhibin Liu
Name:	Zhibin Liu
Title:	Chairman

[Signature Page to Share Purchase Agreement]